UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report
(Date of earliest event reported):	March 13, 2006

Bandag, Incorporated
(Exact name of registrant as specified in its charter)

Iowa	1-7007	42-0802143
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2905 North Highway 61, Muscatine, Iowa 52761-5886
(Address of principal executive offices, including zip code)
(563) 262-1400
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

        On March 13, 2006, the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of Bandag, Incorporated (the “Company”) awarded the Company’s non-employee directors (eight persons) restricted shares of Class A Common Stock and nonqualified stock options under the Bandag, Incorporated 2004 Stock Grant and Awards Plan, as amended February 18, 2005. A total of 5,256 restricted shares of Class A Common Stock were granted to the non-employee directors. The aggregate value of the restricted shares granted to the non-employee directors was $187,087, based on the fair market value of such shares on March 13, 2006.

        Options to purchase a total of 10,960 shares of Class A Common Stock were granted to the non-employee directors. The option price was $35.60 per share, being the fair market value (namely, the average of the high and low reported sales prices) of a share of Class A Common Stock on March 13, 2006.

        All shares of restricted stock discussed in this Item 1.01 vest in three years based upon continued service as a director, or earlier in the event of death, disability or retirement from the Board of Directors after age 60 with at least 10 years of continuous service as a director. Prior to vesting, directors are entitled to receive dividends on the shares and to exercise voting rights. All of the options discussed in this Item 1.01 are immediately exercisable and expire 10 years from the date of grant.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANDAG, INCORPORATED
(Registrant)
By: /s/ Warren W. Heidbreder
Warren W. Heidbreder
Vice President, Chief Financial Officer

Dated:  March 15, 2006